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[SOLVAY PHARMACEUTICALS LOGO]

                                                                      EXHIBIT 10

                        MUTUAL CONFIDENTIALITY AGREEMENT


         This AGREEMENT, effective the 4TH day of March, 1999, by and between SOLVAY PHARMACEUTICALS, INC., a Georgia corporation having its principal place of business at 901 Sawyer Road, Marietta, Georgia 30062-2224 (hereinafter "COMPANY"), and UNIMED PHARMACEUTICALS, INC., a corporation, having its principal place of business at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089-1862 (hereinafter "UNIMED").

         WHEREAS, COMPANY and UNIMED are interested in exploring a potential transaction between COMPANY and UNIMED; and

         WHEREAS, in order for COMPANY and UNIMED to discuss said subject, it may be necessary for each party to disclose to the other certain valuable, proprietary technical and commercial information ("Confidential Information"). The COMPANY Confidential Information consists of general business strategies and capabilities, and commercial operations. The UNIMED Confidential Information consists of information concerning financial information, commercial operations and research and development portfolio; and

         NOW, THEREFORE, in consideration of the above premises and commitments contained herein, it is hereby agreed that:

1. COMPANY and UNIMED will each hold in confidence and not disclose to any third party, without written permission of the disclosing party, information contained in the confidential disclosures of the disclosing party. Such disclosures to be considered confidential and subject to this Agreement shall be:

         A.       In writing or in other physical or electronic form; or

         B. Disclosed verbally as "Confidential", and subsequently reduced to a writing or other physical form and provided to the receiving party, marked "Confidential", within one (1) month from date of disclosure; or

         C. Generated by the receiving party materially based upon confidential information provided by the disclosing party.

         These obligations shall not apply to information which:

         D. Was generally available to the public at the time of disclosure, or becomes generally available to the public without act or negligence of the receiving party; or


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     E.   Can be shown to have been in the receiving party's possession prior to disclosure by the other party; or

     F. Is obtained without restriction by the receiving party from an independent third party having a lawful right to disclose the information; or

     G. Is developed by the receiving party or an affiliate independently of the information received from the disclosing party.

2. Neither party shall disclose confidential information of the other to any party other than the minimum number of its own and its affiliates responsible employees who are directly engaged in the consultation, evaluation and preparation of information with respect to the purposes of this Agreement, and to whom it is essential to disclose the same, and shall take all reasonable steps to ensure that such employees, whether during or after their employment with either COMPANY or UNIMED, shall treat confidential information as such and keep it secret from other entities or persons.

3. Nothing in this Agreement shall be construed to grant either party any right or license under any patent or other intellectual property of the other party, and nothing herein shall obligate either party to enter into any further agreements with the other. Neither party shall use or publicly disclose that it is engaged in discussions or has entered a business arrangement with the other (except as may be required by law), and neither party shall use the confidential information of the other except for the purposes of consultation, evaluation and preparation of information and business proposals for the other.

4. Upon termination of interactions between the parties with respect to this subject, or upon the written request of the disclosing party, the receiving party shall return all written or other physical or electronic embodiments of confidential information to the disclosing party, together with all copies thereof (except for one record copy) or copies of any part thereof, as shall then be in receiving party's possession.

5. This Agreement shall be binding on any parent, subsidiary, affiliate, successor or assign of either party participating in the evaluation of the subject matter, as if a party to this Agreement.

6. The obligations of COMPANY and UNIMED under this Agreement shall survive the conclusion of technical and business discussions related to evaluation of the subject matter and shall continue for a period of ten (10) years from the date of this Agreement.

7. This Agreement shall be construed and the relationship between the parties determined in accordance with the substantive Laws of the State of Georgia.


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     IN WITNESS WHEREOF, COMPANY and UNIMED hereby execute this Agreement in duplicate by their respective duly authorized officers on the date(s) below:


UNIMED PHARMACEUTICALS, INC.                 SOLVAY PHARMACEUTICALS, INC.
  [UNIMED]                                   [COMPANY]


By: /s/ Robert E. Dudley                     By: /s/ Joseph H. Feldhouse
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    Robert E. Dudley, Ph.D.                      Joseph H. Feldhouse
Title: President and CEO                     Title: Director, Licensing and
                                                    Acquisitions
Date: 3/12/99                                Date: 3/5/99
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